Exhibit 10.2
July 6, 2017
KBS Strategic Opportunity REIT, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Re: Waiver of Fees
Ladies and Gentlemen:
Reference is made to that certain Advisory Agreement, dated as of October 8, 2016 between KBS Strategic Opportunity REIT, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Advisory Agreement.
WHEREAS, on the date hereof, the Company sold a portion of its ownership interests in 353 Sacramento located in San Francisco, California (the “353 Sacramento Interests”) to affiliates of Migdal Insurance Company Ltd. for approximately $39.1 million through a joint venture (the “353 Sacramento Joint Venture”);
WHEREAS, the Advisor is willing to waive certain fees that it may be entitled to under the Advisory Agreement in connection with the 353 Sacramento Joint Venture;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.
Waiver of Disposition Fees. The Advisor hereby waives any right it may have under Section 8.03 of the Advisory Agreement to receive a Disposition Fee in connection with the sale of the 353 Sacramento Interests.

2.
Waiver of Acquisition Fees. The Advisor hereby waives its right to receive Acquisition Fees pursuant to Section 8.01 of the Advisory Agreement in connection with the Company’s future acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments in an amount equal to 45% of the acquisition fees received by the Advisor in connection with the Company’s acquisition of 353 Sacramento.

3.
Modification. This agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

4.
Severability. The provisions of this agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

5.	Construction. The provisions of this agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

6.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Please confirm your agreement to the foregoing by signing a copy of this letter in the space provided below. Very truly yours,
KBS STRATEGIC OPPORTUNITY REIT, INC.

By: /s/ Keith D. Hall
Keith D. Hall, Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:    PBren Investments, L.P., a Manager
By: PBren Investments, LLC, as general partner

By: /s/ Peter M. Bren
Peter M. Bren, Manager

By:	Schreiber Real Estate Investments, L.P., a Manager By: Schreiber Investments, LLC, as general partner

By: /s/ Charles J. Schreiber
Charles J. Schreiber, Jr., Manager

By: GKP Holding LLC, a Manager

By: /s/ Peter McMillan III
Peter McMillan III, Manager

By: /s/ Keith D. Hall
Keith D. Hall, Manager